QUIZNO'S CLASSIC SUBS

                          EXCEEDING ALL EXPECTATIONS

        FOR RELEASE:  6:00 A.M. MOUNTAIN TIME, TUESDAY, MARCH 10, 1998

                 QUIZNO'S POSTS PROFIT SECOND QUARTER IN A ROW

DENVER, Colo. - The Quizno's Corporation (Nasdaq: QUIZ) based here posted earnings before preferred stock dividends of $73,587 or $.01 per share
(diluted) in 4th quarter 1997, following record earnings before preferred stock dividends of $104,058 or $.03 per share (diluted) in 3rd quarter, and compared to a loss of $507,045 or ($.18) per share in 4th quarter 1996.

The strong second half of the year resulted in a loss before preferred stock dividends of $89,618, or ($.06) per share for the year compared to a loss of $1,018,968, or ($.38) per share in 1996.

The Company revenue grew by nearly 62 percent from $7.5 million in 1996 to $12.1 million in 1997. Revenue from royalties grew by 73 percent from $1,590,673 in 1996 to $2,747,955 in 1997. The Company's core businesses of franchise operations and Company stores posted operating profits of $683,040 and $291,651 compared to profits of $19,866 and $86,834 for the same categories in 1996.

QUIZNO's opened 140 QUIZNO's Subs restaurants in 1997, nearly triple the 51 restaurants opened in 1996. Currently, there are 336 restaurants open, including 52 Bain's Deli restaurants. QUIZNO's purchased the Bain's franchise system in November 1997. Bain's franchisees are discussing options for conversion  to  the  QUIZNO's  Subs  brand.

"We are continuing our aggressive pace of openings into 1998," said Rick Schaden, QUIZNO's President and CEO. "Our accelerated growth, coupled with our strong financial performance, has put us in a solid position as the third largest sub sandwich chain in the U.S.".

QUIZNO's, an Italian-style deli founded in 1981 in Denver, serves signature oven baked Classic Subs. The chain began its national expansion in 1991 when it had 18 units, all but one in Denver. By the end of 1997, QUIZNO's restaurants were open in 35 U.S. states. In addition, in 1997, the Company sold a Master Franchise agreement to Quizno's Canada Corporation and opened its first restaurant in Puerto Rico.

This release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include the effect of national and regional economic and market conditions, the eating habits of the American public, cost of labor and employee benefits, cost of marketing, intensity of competition for locations as well as customers, perception of food safety, legal claims and the availability of financing for the Company and its franchisees. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the report on Form 10-KSB for the year ended December 31, 1996.

For  more  information  contact:

Sue  Hoover,  Sr.  VP,  Marketing
The  QUIZNO'S  Corporation
1-303-291-0999,  ext.  3242